EXHIBIT 13

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 10/21/25 to 11/3/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
10/20/2025	Buy	11,566	50.10
10/21/2025	Buy	24,550	45.20
10/22/2025	Buy	20,540	44.77
10/23/2025	Buy	19,172	46.22
10/24/2025	Buy	22,335	45.97
10/27/2025	Buy	28,500	44.08
10/28/2025	Buy	12,847	45.32
10/29/2025	Buy	9,128	45.32
10/30/2025	Buy	1,700	45.61
10/31/2025	Buy	15,847	46.10
11/3/2025	Buy	26,152	46.21